Exhibit 16.1

April 17, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated April 17, 2026 of Volato Group, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Elliott Davis, PLLC